EXHIBIT 10.1

                               LEASE AGREEMENT

     THIS LEASE AGREEMENT ("Lease") is made this 26th day of June, 2009 (the "Effective Date"), by and between RONALD KREIDER and KREIDER FARMS (collectively "Landlord") and BION PA 1 LLC, a Pennsylvania limited liability company ("Tenant").

                                   RECITALS:

     WHEREAS, Landlord is owner of that certain parcel of real estate more particularly described on Exhibit A, attached hereto and made a part hereof (the "Property"); and

     WHEREAS, Landlord and Tenant are parties to that certain Addendum dated June __, 2009 (including exhibits thereto) (the "Agreement"), attached hereto and made a part hereof as Exhibit B, pursuant to which Tenant was granted the right to, inter alia, design, install, construct, operate, maintain and repair a waste treatment and renewable energy generation system and related facilities on the Property (the "System"); and

     WHEREAS, Landlord and Tenant desire to enter into the within Lease to permit Tenant to design, install, construct, operate, maintain and repair the System in, upon, under and across the Property; and

     NOW, THEREFORE, for good and valuable consideration, including the consideration set forth in the Agreement, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound, Landlord and Tenant hereby agree as follows.

1.   BASIC LEASE PROVISIONS

     (a) Recitals. The foregoing recitals are hereby incorporated herein as if set forth herein.

     (b)  Premises.   The dashed red line on Exhibit C outlines the Premises.
Exhibit C also shows the general project location for the Bion waste management system to be installed at the Kreider Dairy farm and depicts the general area where construction activity will be take place for installation of piping, equipment, buildings, electrical, etc. required for a complete and functional installation. Additionally, Exhibit C shows two locations where operation and equipment buildings may be located within the Premises. The location of these facilities will be finalized during the design process based on site conditions, requirements for Kreider Farm integration and project design requirements.

          (i) The Premises, includes, but is not limited to, the following, the location of which is identified as the "Project Work Area" on Exhibit C:

          (ii)  an existing 1.2 million gallon tank (the "Tank");

          (iii)  the existing lagoons (the "Lagoon");

          (iv) an existing waste storage tank located beneath the walkway from the milk cow barn to the milk house will serve as the waste reception basin in the Bion system (the "Basin");

          (v) an operations building of approximately 4,000 square feet (the "Operations Building") to be constructed by the Tenant in the general area identified as "Building Location 2" on Exhibit C;

          (vi) an equipment building of approximately 1,000 square feet (the "Equipment Building") to be constructed by the Tenant in the general area identified as "Building Location 1" on Exhibit C;

          (vii) sufficient space to accommodate any vehicle parking associated with the Permitted Use (as hereinafter defined); and

          (viii) existing and to-be-installed above and below-ground lines, pipes and drains to and from the Tank, Lagoon, Basin, Operations Building and Equipment Building (collectively, the "Lines"); provided, however, that Tenant shall have the right, as it deems necessary, to move any of the existing Lines to a location reasonably acceptable to Landlord. Said Lines will be located within the area identified as the "Project Work area on Exhibit C with final locations to be coordinated with the Landlord.

          (ix) interconnection of farm utilities for Bion system use, including electrical, water, sewer, and telephone use; provided an appropriate cost tracking mechanism is established with the Landlord (e.g. meter installation). The utility interconnection (the "Utility Interconnection") points may need to take place outside of the Premises due to infrastructure logistics and Landlord hereby consents to interconnections in such locations outside the Premises as may be required.

          (x) Permitted Use of Premises and portions of the Property outside of the Premises during the construction phase will include, without limitation, use for temporary storage of materials and equipment and other items, construction trailer parking, if necessary, and potentially a space for interim waste handling equipment/operations while the transition is taking place from existing waste treatment process to Bion treatment system operations. Additionally, during construction and start-up operational periods, additional land areas on Landlord's Property outside the Premises may be required for location of construction trailers, storage of construction materials and other purposes. Landlord hereby consents to such uses of land outside the Premises with such sites to be located on Landlord's Property at mutually agreed upon location(s).

          (xi) space within the Premises for storing solids captured during Bion's treatment process; provided that the Landlord shall provide for the space on the Premises only, and Tenant is responsible for the cost of any equipment or facilities needed for such storage.

          (xii) The existing calve barn (the elongated structure at the south east corner of the 'Building Location 2' notation) is within the Premises. Landlord shall continue to have access to and use of the calf barn unless Landlord and Tenant jointly agree otherwise.

          (xiii) In addition, Landlord hereby grants Tenant, effective as of the Effective Date, a non-exclusive pedestrian and vehicular access easement over, upon and through the Property to access the Premises from a public road and perform such other activities as necessary for the Permitted Use, upon the same terms and conditions as the Premises.

          (xiv) As a portion of the Premises contains common and joint infrastructure use areas essential for the operations of Kreider Dairy Farm ("Common Areas"), the Common Areas of the Premises shall be jointly used by Landlord and Tenant subject to mutually agreed upon procedures.

     (d) Bio-Security. Due to bio-security concerns, no waste or manure obtained from outside the Premises or from non-Kreider sources shall be processed, stored or used in the System without the prior written consent of Kreider.

     (e) Term. The term of the Lease (the "Term") shall commence on the Commencement Date and shall expire on the twentieth annual anniversary of the Commencement Date, unless extended by the parties or sooner terminated pursuant to the provisions hereof. If Tenant ceases operation of the System on the Premises for a continuous period of one hundred and eighty (180) days and is not otherwise engaged in any activity to restart, repair, maintain or modify the System to restore it to working order, Landlord shall have the right to terminate the Lease upon thirty (30) days advanced written notice to Tenant.

     (f) Commencement Date. The "Commencement Date" shall be the date Tenant commences commercial operation of the waste treatment portion of the System.

     (g) Permitted Use. Tenant may use the Premises for the design, construction, installation, operation, maintenance and repair of the System, including without limitation such uses set forth above, and any legally permitted use appurtenant thereto.

          Tenant's Address.   Box 566
                              Crestone, Colorado 81131
                              mas@biontech.com
                              fax: 425-984-9702
                              Attention: Mark A. Smith, President

          Landlord's Address: 1461 Lancaster Road
                              Manheim, PA  17545


     (h)  Brokers.  None.

     (i)  Security Deposit.  None.

     (j) Exhibits. The following Exhibits are attached to and made a part of this Lease:

     Exhibit A - Legal Description of the Property
     Exhibit B - Addendum dated June 26, 2009 (and all exhibits thereto) Exhibit C - Graphic Depiction of Premises
     Exhibit D - Insurance Coverage

2.   LEASE OF PREMISES

     Landlord hereby leases to Tenant and Tenant hereby takes and hires from Landlord the Premises for the Term and upon the conditions and agreements set forth in this Lease.

3.   RENT

     The consideration for this Lease includes (a) the mutual covenants and promises contained in the Agreement and (b) the sum of One Dollar ($1.00) paid by Tenant to Landlord as of the Effective Date. Except as set forth in this Section 3 and Section 17, Tenant is not responsible for paying any other monies to Landlord pursuant to this Lease.

     (a) Change in Taxes and Special Assessments. Paragraph 12 notwithstanding, the Tenant will pay, as additional rent, any change in all real estate taxes, charges and assessments levied or assessed on the Premises during the term of this Lease by any public or governmental body, which may be assessed or levied by virtue of any business or activity conducted on the Premises by the Tenant . Tenant shall have all the rights of Landlord to appeal from any such tax, charge, assessments and levies in the name, place and stead of Landlord at Tenant's expense, provided that Landlord may require that the Tenant deposit with Landlord a sum sufficient to pay the entire amount of the asserted tax, charge, assessment or levy plus interest and penalty during such appeal.

     (b) Loss of Preference. Additionally, if improvements made to the Premises by the Tenant or any use thereof by the Tenant cause a loss of preferential status on the portion of the premises retained by the Landlord, the Tenant will pay as additional rent any additional taxes arising from this loss of preferential status. Such preferences would include but not be limited to "Clean and Green".

4.   OTHER CHARGES PAYABLE BY TENANT

     Except as set forth in Section 3 and Section 17 herein, Tenant is not responsible for paying any monies to Landlord pursuant to this Lease.

5.   ENVIRONMENTAL MATTERS; COMPLIANCE WITH LAWS

     (a) Hazardous Materials. "Hazardous Materials" shall mean (i) asbestos in any form; (ii) urea formaldehyde foam insulation; (iii) transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million; and (iv) any other chemical, material, air pollutant, toxic pollutant, waste, or substance that is: (1) regulated as toxic or hazardous a pollutant or contaminant or constitutes a municipal, residual or hazardous waste or exposure to which is prohibited, limited to regulation by the Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Sec. 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Sec. 9601, et seq., the Hazardous Materials Transportation Act, as amended, (49 U.S.C. Sec. 1801, et seq. ("TSCA") (15 U.S.C. Sec. 2601, et seq.), the Toxic Substances Control Act, and Clean Air Act, as amended (42 U.S.C. Sec. 7401) and the Clean Water Act, ("CWA") (33 U.S.C. Sec. 1251, et seq.) or any amendment thereto, or any other federal, state, county, regional, local or other governmental statute, regulation, or authority, or which, even if not so regulated, may or could pose a hazard to the health and safety of the occupants of the Premises or the owners of properties adjacent to the Premises and is either (2) present in amounts in excess of that permitted or deemed safe under applicable law or (3) handled, stored or otherwise used in any way that is prohibited or deemed unsafe under applicable law.

     (b) Indemnity. Landlord shall indemnify Tenant and hold Tenant, its directors, officers, employees, agents, successors and assigns (each a "Tenant Party"), harmless from and against all loss, damage, and expense (including, without limitation, attorneys' fees, environmental experts' fees, and costs incurred in the investigation, defense, and settlement of claims) associated with or arising in connection with Hazardous Materials or environmental laws to the extent such arise out of the generation or presence of Hazardous Materials at or on the Premises that existed as of the Effective Date and Hazardous Materials at or on the Premises which were released, discharged or generated by Landlord from its adjacent property.

     (c) Tenant's Covenants. Tenant agrees that, at all times during the Term, Tenant shall:

          (i) not cause or knowingly permit any Hazardous Materials to escape, seep, leak, spill or be discharged, emitted or released from the Premises in violation of any applicable environmental law or regulation;

          (ii) notify Landlord of any release of Hazardous Material or any notice of any such release from any governmental agency; and

          (iii) indemnify and hold Landlord harmless from any and all demands, claims causes of action, penalties, liabilities, damages and expenses (including attorney's fees and cost of cleanup or remediation) incurred by Landlord as a result of the presence of Hazardous Materials in or about the Premises caused by the operations of Tenant at the Premises.

6.   QUIET ENJOYMENT

     (a) Landlord's Warranties. Landlord warrants (i) that it has legal and beneficial title to the Premises, free and clear of all adverse proprietary claims, (ii) that it has full right to execute and to perform the obligations of this Lease and to lease the Premises to Tenant pursuant to the provisions of this Lease without the joinder or consent of any other party, (iii) that this Lease and the Premises and access thereto are not encumbered in any way which would preclude Tenant's use and occupancy of the Premises pursuant to this Lease, (iv) that Landlord shall not enter into an agreement or action that would breach the provisions of this Lease, and (v) that any sale or transfer of the Property or the Premises by Landlord from and after the Effective Date through the expiration of the Term of this Lease shall be made subject to the provisions of this Lease.

     (b) No Interference. Landlord covenants and warrants that Tenant shall peaceably and quietly have, hold, and enjoy the Premises during the Term without molestation, hindrance, or interference.

7.   LAWS

     Landlord warrants and represents that the Premises, access thereto and Tenant's use thereof (as stated herein) are and shall be, as of the Effective Date, in compliance with all applicable zoning or building codes, ordinances, regulations, statutes, rules, orders, restrictions of record, restrictive covenants, and other applicable legal requirements, including, without limitation, the Occupational Safety and Health Act (OSHA) and the Americans with Disabilities Act (ADA).

8.   DUE DILIGENCE / CONDITION OF PREMISES

     (a) Due Diligence Materials. Within five (5) days after the Effective Date, Landlord shall provide Tenant with any and all engineering studies, surveys, reports, permits, environmental studies, governmental notices, environmental covenants, title reports, geotechnical reports, leases, service contracts, Environmental Site Assessment reports and other information possessed by Landlord and pertaining to the Property (the "Due Diligence Materials") for review and evaluation by Tenant. Tenant shall review such items and other information it deems appropriate to review regarding the status and condition of the Property, including but not limited to, issues of title, geotechnical and environmental matters.

     (b) Due Diligence Period. Landlord hereby grants Tenant a license to access the Property as of the Effective Date and Tenant and its representatives, nominee, agents, assignee and/or contractors shall have from the Effective Date until 5 p.m. (Pennsylvania time) on the date that is sixty
(60) days from the Effective Date (the "Due Diligence Period") to complete an examination of the Premises and to perform or cause to be performed such invasive and non-invasive tests, studies, reviews and examinations as may be deemed necessary or advisable by Tenant, including, without limitation, surveys, engineering and environmental site assessments, test borings, soil bearing tests, geotechnical analyses and analyses of soil, groundwater and other samples. Tenant may terminate this Lease for any reason or no reason by advising Seller of the same in writing on or before the expiration of the Due Diligence Period. In such event, this Lease and the Agreement shall become null and void, and neither party shall have any further rights or obligations under this Lease or the Agreement, except for those obligations that expressly survive the termination of this Lease or the Agreement. In the event that Tenant does not terminate this Lease pursuant to the this
Section 8(b), then Tenant shall have a continuing license, until the Commencement Date, for the design, construction and installation of the System.

9.   IMPROVEMENTS, ALTERATIONS AND ADDITIONS

     (a) Improvements, Alterations and Additions. Tenant may make improvements on the Property in accordance with plans, specifications and designs approved in advance by the Landlord, said approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant may, without the prior written approval of Landlord, (a) construct, erect, install, modify, repair, and/or maintain the Operations Building, Equipment Building and Lines, (b) construct and/or install on the Premises such other roads, facilities, buildings, lines, utilities and improvements that Tenant deems necessary for the Permitted Use.

     (b) Utility Service(s). Landlord shall use its commercially reasonable best efforts to make available to Tenant access to all facilities for restrooms, HVAC, gas, water, sewer, electricity and any other utilities or services to the Premises reasonably necessary for the Permitted Use.
Should such utilities or services not be available to Tenant on the Premises, Tenant shall notify Landlord of the absence of such utilities or services, and Landlord shall cooperate with and provide assistance to Tenant's efforts to make or cause to be made such utilities or services available to the Tenant at the Premises with Tenant responsible for any additional third party costs incurred by Landlord in connection therewith. In the event such utilities or services cannot be made available to the Tenant at the Premises as stated herein and Landlord fails to make or cause to be made such service available to Tenant within a reasonable period not to exceed 60 days, Tenant may immediately terminate this Lease by providing written notice to Landlord. The location of any utilities or services to the Premises shall be determined by Tenant. Tenant shall be solely responsible for all costs related to arranging for such utility services including the cost of separately metering and paying all utility charges servicing and supplied only to the Premises.

     (c) Restoration. At expiration or termination of the Lease, Tenant shall restore the Premises to a condition reasonably similar and operationally equivalent to the condition existing as of the Effective Date. Notwithstanding anything to the contrary in this Lease or as may be required by law, any improvements made to the Premises or Property by Tenant shall remain the property of the Tenant and Tenant may remove the same upon expiration or termination of this Lease. Any such property not removed by Tenant shall become the property of Landlord.

10.  MAINTENANCE AND REPAIR

     Tenant shall repair and maintain, in good order and condition, the Lines, Operations Building and Equipment Building, Tenant's personal property and any utility lines located on, or running to or from, the Premises.

11.  INSURANCE

     (a) Landlord's Insurance. Landlord shall carry with companies rated no less than "A" by Best or a comparable insurance rating service the following insurance: (1) "Special Form" property insurance, including but not limited to, fire, windstorm, vandalism, malicious mischief, and flood and earthquake insurance if the Premises is located within a high risk category as determined by an appropriate regulatory entity, but excluding terrorism, on the Operations Building, Equipment Building, Tank and Lagoon for the full replacement value thereof with Tenant as a named insured as its interest may appear with respect to the Premises, and (2) "General Liability with General Aggregate Amount & Per Occurrence Limit" insurance having limits of at least $4,000,000.00 combined single limit with Tenant named as an additional insured. A copy of such policy or certificate thereof shall be supplied to Tenant upon request.

     (b) Tenant's Insurance. During the Term Tenant shall, at its sole cost and expense, pay for and keep in force insurance in amounts and coverages that are customary within the waste remediation and renewable energy production industry. Landlord shall be named an "additional insured" on all said insurance policies of Tenant. All premiums and charges for the aforesaid insurance shall be paid by Tenant. Tenant shall not violate or permit to be violated any condition of any of said policies and Tenant shall perform and satisfy the requirements of the companies writing such policies. During the construction period, the insurance coverages shall be as set forth at Exhibit D hereto, which insurance shall be provided by Tenant's general contractor. Upon completion of the construction of the Project on the Premises, Bion shall pay for and keep in force insurance in such amounts and coverages as are required by secured lender , the Pennsylvania Infrastructure Investment Authority, supplemented, if necessary, to constitute coverages that are customary within the waste remediation and renewable energy production industry for an installation like the System, provided that such liability coverage shall be no less than $4,000,000.00.

     (c) Waiver of Subrogation. Landlord and Tenant hereby release each other and anyone claiming through or under the other by way of subrogation from all liability for any loss of or damage to property, including improvements, buildings and personal property, whether or not caused by the negligence or fault of the other party. Landlord and Tenant shall cause each insurance policy carried by them to be written to provide that the insurer waives all rights of recovery by way of subrogation against the other party hereto in connection with any loss or damage covered by the policy.

12.  TAXES

     Landlord shall pay, in a timely manner before delinquency, all real estate taxes, assessments, and charges by any public authority, which are general or special, ordinary or extraordinary, foreseen or unforeseen, or of any kind and nature whatsoever which shall be assessed and levied upon the Property or the Premises or any part thereof during the Term as they shall become due.

13.  ASSIGNMENT AND SUBLETTING

     Tenant shall not assign this Lease, or sublet all or any portion of the Premises without the prior written consent of Landlord, said consent not to be unreasonably withheld, conditioned or delayed.

14.  DEFAULTS; REMEDIES

     (a)  Defaults.  An Event of Default shall have occurred if

          (i) Either party shall be in default in observing any covenant or representation contain in this Lease and/or performing any of its obligations in this Lease, where such failure continues for thirty (30) days after the date of written notice thereof from the other party; and provided further, if the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, a failure by the non-performing party to commence such cure within said thirty (30) day period and thereafter diligently prosecute the same to completion; and/or

          (ii) Either party shall be in default of the Agreement beyond any applicable cure period.

     (b) Remedies. Upon the occurrence of an Event of Default, the non-defaulting party shall be entitled to terminate this Lease and may exercise any remedies provided for in the Agreement.

15.  CASUALTY LOSS

     Should the Premises or any part be damaged by fire, flood, storm, civil commotion, or other similar cause (a "Casualty") to an extent that it is not repairable within sixty (60) days (the "Repair Period") from the date of such Casualty, then Tenant may, at its option, upon five (5) days' written notice to Landlord, terminate this Lease as of the date of such Casualty.

16.  EMINENT DOMAIN

     If the Building or the Premises shall be condemned or taken in its entirety for public use by any city, county, state or public authority, the federal government or any other entity having the power of eminent domain (collectively a "Taking"), or if any partial Taking shall interfere with Tenant's use of or access to the Premises, as determined by Tenant, then Tenant may, at its option, upon five (5) days' written notice to Landlord, terminate this Lease as of the date of such Taking.

17.  INDEMNIFICATION

     Each party hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, causes, causes of action, suits, proceedings, judgments, costs, expenses (including court costs, and attorneys' fees) and any liability of whatsoever nature (collectively, a "Loss"), including, without limitation, a Loss occasioned by personal injury, including death (and including without limitation any claims in the nature of workers' compensation or similar statutory claims, immunity against which is hereby waived by each party) or property damage with respect to the Premises or Tenant's use and occupancy thereof to the extent that any such Loss is caused by the acts, omissions or negligence of the indemnifying party, or that of its employees, agents or invitees; provided, however, the foregoing indemnification shall not extend to any such Loss as may be caused by, result from or be attributable to the acts, omissions or negligence of the party claiming a right of indemnification, or that of its employees, agents or invitees. In addition, Landlord agrees to defend, indemnify, and hold harmless each Tenant Party from and against any Loss related to or caused by any untrue or misleading representation or warranty by Landlord, or any breach by Landlord of any representation or warranty, contained in this Lease or the Agreement.

18.  NOTICE OF CHANGES

     Landlord agrees to provide Tenant with reasonable advance notice of any and all proposed changes on the Property or the Premises that may affect the Permitted Use.

19.  RENEWABLE SERVICES ENERGY AGREEMENT

     Tenant agrees that it will supply a certain amount of energy to the Landlord as a by-product of the System once the System is capable of producing the same. Landlord and Tenant shall negotiate in good faith the terms of a Renewable Energy Services Agreement governing the production and use of such energy at such time that the System is capable of producing the same. The preliminary form the Renewable Energy Services Agreement is attached hereto and made a part hereof as Exhibit D.

20.  MISCELLANEOUS PROVISIONS

     (a) Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

     (b) Interpretation. The captions of the Articles or Sections or Paragraphs of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant or Landlord, the term "Tenant" or "Landlord", as the case may be, shall include the particular party's agents, employees, contractors, invitees and successors.

     (c) Incorporation of Prior Agreements; Modifications. Except for the Agreement, this Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. In the event that the terms of this Lease conflict with the terms of the Agreement, then the terms of the Agreement shall control.

     (d) Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant or Landlord shall be delivered to the address specified in Article 1 above. All notices shall be effective two (2) days after dispatch or upon delivery, whichever is earlier. Either party may change its notice address upon written notice to the other party.

     (e) No Recordation. Neither party shall record this Lease without prior written consent from the other party.

     (f) Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Premises is located shall govern this Lease.

     (g) Corporate Authority. Each person signing this Lease on behalf of a party hereto represents and warrants that he has full authority to do so and that this Lease binds the corporation.

     (h) Force Majeure. If Tenant cannot perform any of its obligations (excluding payment obligations) due to events beyond Tenant's control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Tenant's control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

     (i) Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

     (j) No Brokers. Landlord and Tenant each warrant that they have dealt with no real estate broker in connection with this transaction.

     (k) Attorneys' Fees. If either party named herein brings an action to enforce the terms of the Lease or declare rights thereunder, the prevailing party in any such action, trial or appeal thereon shall be entitled to its reasonable attorneys' fees to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment.

                          [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF the parties hereto have executed this Lease as of the day and year first above written.

ATTEST/WITNESS:                   LANDLORD: RONALD KREIDER and KREIDER FARMS



/s/                               By: /s/ Roland Kreider
                                  Name: Ronald Kreider, individually and as
                                  controlling shareholder/partner of all
                                  entities owning Kreider Farms, including
                                  without limitation, Noah A. Kreider & Sons,
                                  a partnership, all of which shall be bound
                                  by the signature above.
                                  Title:  Partner


ATTEST/WITNESS:                   TENANT:  BION PA 1 LLC



/s/ Kathleen Paradise             By:/s/ Mark A. Smith  6/30/09
                                  Name:  Mark Smith
                                  Title:  President


                                 EXHIBIT A

                          LEGAL DESCRIPTION OF SITE

                                 EXHIBIT B

                            June _, 2009 ADDENDUM

                                 EXHIBIT C

             GRAPHIC DEPICTION OF SITE, PREMISES AND ACCESS EASEMENT